Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 22, 2021 with respect to the financial statements of senseFly S.A. as of and for the years ended December 31, 2020 and 2019, and the related notes included in the prospectus from the Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on December 10, 2021 and incorporated by reference in the Registration Statement (Form S-3) related to the reoffer prospectus of AgEagle Aerial Systems Inc. for the shares of Common Stock offered by the selling shareholders filed on or about January 28, 2022.

/s/ Ernst & Young Ltd

Geneva, Switzerland

January 28, 2022